Exhibit 10.7

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and shall be effective as of the 10th day of November, 2014 (the “Effective Date”), by and between BSD Medical Corporation, a Delaware Corporation (“BSD” or the “Company”) and Harold R. Wolcott, an individual and resident of the State of Utah (“Wolcott” or the “Consultant”). BSD and Wolcott are referred to herein collectively as the “Parties,” and individually as a “Party.”

RECITALS:

A.
BSD and Wolcott are parties to that certain Employment Agreement, dated May 22, 2013 (the “Employment Agreement”), and to that certain Letter Agreement, dated April 28, 2014 (“Letter Agreement”), pursuant to which Wolcott has, until November 10, 2014, served as the President and Chief Executive Officer (“CEO”) of BSD.

B.
Effective as of November 10, 2014, after satisfying the conditions and requirements in the Letter Agreement, Wolcott resigned his positions as the President and CEO of BSD, as permitted and authorized by the Letter Agreement.

C.	The Company has agreed to engage Wolcott as an independent contractor and consultant to provide the Company with certain “Services” (as such term is hereinafter defined).

D.	Wolcott has agreed to perform the Services for the Company, as an independent contractor and consultant, upon the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, and the mutual covenants and agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Engagement.

(a)	The Company hereby engages Wolcott, and Wolcott hereby accepts such engagement, as an independent contractor and consultant to perform and provide certain Services for and to the Company.
(b)
The Consultant shall not be required to devote his full time or attention to the business of the Company, and the Consultant shall be free to engage in additional business, civic, charitable and community endeavors during the “Term” (as such term is hereinafter defined) of this Agreement, so long as any additional business activities or endeavors are not directly competitive with the business or products of the Company, as conducted on the Effective Date or during the Term hereof.

(c)
The Company shall not control the manner or the means by which the Consultant performs or provides the Services, and the Services may be rendered at times and locations of the Consultant’s choosing. Notwithstanding the foregoing, to the extent mutually agreed by Wolcott and the Company, Wolcott shall attend such meetings and carry out such other activities as may be reasonably requested by the Company in order to assist and enable Wolcott to perform and carry out the Services.

(d)
The Company will provide Wolcott with access to its premises and equipment to the extent reasonably necessary to enable Wolcott to perform the Services. The Company will furnish Wolcott, at its expense, with the tools, equipment and resources necessary to perform the Services.

(e)
In rendering the Services, Wolcott shall comply with all applicable policies of the Company relating to business ethics, office conduct, health and safety, and the use of the Company’s facilities supplies, information technology, equipment, networks and other resources.

(f)	The Consultant shall perform Services in a workmanlike and professional manner, in accordance with generally recognized industry standards for similar services.

2.	Term.

(a)
The term of Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with paragraph 8 hereof, and shall continue for an initial period of twenty-four (24) months (the “Initial Term”). Thereafter, this Agreement shall automatically renew for one additional twelve (12) month period, unless either Party provides written notice at least sixty (60) days prior to the expiration of the Initial Term of its intent to terminate this Agreement upon the conclusion of the Initial Term. Any extension of this Agreement beyond thirty-six (36) months will be subject to the mutual, written agreement of the Parties. The Initial Term of this Agreement and any extension thereof, as provided or permitted by this Section 2, shall be referred to herein collectively as the “Term.”

3.	Services.

(a)
The “Services” which Wolcott will, at the request of the then CEO, provide to the Company shall consist generally of: transition services which are intended to facilitate the transfer of Wolcott’s knowledge of the Company, its business, products, customers and personnel, together with his understanding of the responsibilities of the President and CEO generally, to the new CEO or other persons designated by the Chairman of the Board of Directors of the Company (the “Chairman”); the development and maintenance of the Company’s strategic business relationships; advice concerning the restructuring of the Company’s product lines and personnel; and the Company’s general business development efforts. Wolcott will consult directly with the Chairman and CEO concerning the scope of the Services that Wolcott will actually provide pursuant to this Agreement, and any specific, individual projects, and their scope, must be mutually agreed upon by Wolcott and the Company.

(b)
All specific Services agreed to by Wolcott and the Company pursuant to Section 3(a) above will be memorialized by a written memorandum or other document signed or otherwise electronically accepted and approved by Wolcott and the Company, which will specifically reference this Agreement.

(c)	Wolcott will not, without his written consent, be required to expend more than thirty (30) hours during any month during the Term hereof to the performance of the Services.

4.	Fees, Compensation and Expenses.

(a) (b)
For each month during the Term, the Company shall pay to Wolcott a nonrefundable retainer fee of $2,500.00 (the “Retainer Fee”). The Retainer Fee will be paid by the Company on the first day of the month for which it is due (or the first business day thereafter). The Retainer Fee will be deemed to compensate Wolcott for up to twenty (20) of the total hours expended by Wolcott in performing and providing the Services during the month for which it is paid (such twenty hours are referred to herein as the “Retainer Cap”), and Wolcott will not be entitled to any hourly fee described in Section 4(b) below, or otherwise, for any hours expended during such month which are within such Retainer Cap. For clarity, Wolcott will be entitled to the Retainer Fee even if, during the month in question, he expends a number of hours that are less than the amount of the Retainer Cap, including any month in which he is not requested by the Company to expend any hours in providing Service.
For each hour in excess of the amount of the Retainer Cap that Wolcott expends in providing and performing the Services during any month of the Term, the Company will pay to Wolcott an hourly consulting fee of $125 (the “Hourly Fee”). The Hourly Fee, if any, due for a month shall be paid on orbefore the 15th day of the following month. If Wolcott expends hours in excess of the Retainer Cap during any month he will submit an itemized accounting of such hours to the Company on or before the 5th business day of the following month.

(c) (d) (e) (f)
To the extent that any of the presently outstanding Stock Options (as specified on Exhibit “A” hereto) that have been granted to Wolcott by the Company on or before the Effective Date are not fully exercised by Wolcott within three months of November 10, 2014 (the date upon which Wolcott resigned his position as President and CEO of the Company, as provided in Recital B hereto), then the Company hereby extends such Stock Option or Options as outstanding, authorized and fully exercisable non-incentive stock options of the Company (the “Extended Options”). The Extended Options shall be and remain fully exercisable in accordance with their present terms and conditions (other than those that provide that such stock options will terminate if notexercised within three months of the termination of Wolcott’s employment with the Company) during the entire Term of this Agreement and for a period of three (3) months following the date of the expiration or termination of the Term hereof. Promptly upon the effectiveness of any Extended Options, the Company will provide Wolcott with written confirmation that such Extended Options are in full force and effect.
The Company will reimburse Wolcott for all actual, reasonable and documented out-of-pocket expenses, including travel, lodging and meal expenses, incurred by Wolcott in connection with providing the Services; provided that such expenses are incurred outside the state of Utah counties of Davis and Salt Lake. The Company shall reimburse such expenses within ten (10) days of receiving an invoice for the same from Wolcott, provided that such invoice is submitted within sixty (60) days of the final day of the month in which such expense was actually incurred by Wolcott.
To the extent permitted by the terms of the Company’s present employee benefit plans, Wolcott shall, without cost to Wolcott, be entitled to participate in such employee benefit plans, and to receive benefits thereunder, during the entire Term of this Agreement.
The Parties specifically acknowledge and agree that any payment or compensation provided to Wolcott by the Company pursuant to this Agreement, including without limitation the compensation provided for by this Section 4, does not limit, modify or replace, in any manner or to any extent whatsoever, any other compensation or payment which is due, or which in the future may become due, to Wolcott from the Company. For the avoidance of doubt, the compensation due to Wolcott under this Agreement is in addition to and shall not effect, reduce or be considered to be in lieu of any payment due to Wolcott under the Employment Agreement, the Letter Agreement, any director compensation plan in which Wolcott may be entitled to participate in his capacity as a member of the Company’s Board of Directors, or any other arrangement or agreement which may be entered into by Wolcott and the Company on or after the Effective Date.

5.	Proprietary Rights: Confidential Information.

(a)
The Consultant agrees that any and all work products attributable to the Services provided to BSD hereunder shall be owned by BSD. Nothing contained in this Section 5(a) shall be construed as prohibiting the Consultant from utilizing, in any manner, knowledge and experience of a general nature acquired by the Consultant in the performance of the Services.

(b)
Each Party agrees that it shall not use, for any purpose, or disclose to any third party, any “Confidential Information” (as such term is hereinafter defined) of the other Party without the express written consent of the other Party. Each Party agrees to safeguard the Confidential Information of the other Partyagainst use or disclosure other than as authorized by or pursuant to this Agreement, through measures, and exercising a degree of care, which are at least as protective as those the Consultant or BSD, as the case may be, exercises in safeguarding the confidentiality of its own proprietary information, but not less than a reasonable degree of care under the circumstances. Each Party shall permit access to the Confidential Information of the other Party only to those individuals who are employed or associated with the Party which will provide such access (the “Releasing Party”) and (i) who have entered into a written nondisclosure agreement with the Releasing Party on terms equally as restrictive as those set forth herein, and (ii) who require access in the performance of their duties to the Releasing Party in connection with the Releasing Party’s rights under this Agreement. The term “Confidential Information” as used herein includes all information identified by a disclosing Party as proprietary and confidential, which Confidential Information shall remain the sole property of the disclosing Party unless the ownership of such Confidential Information is otherwise expressly provided for by this Agreement. Items will not be considered Confidential Information if: (i) available to the public other than by breach of this Agreement by the receiving Party; (ii) rightfully received from a third party not in breach of any obligation of confidentiality; (iii) independently developed by the receiving Party, without access to the Confidential Information of the other Party; or (iv) rightfully known to the receiving Party at the time of disclosure, as verified by its written records. Nothing contained herein shall prevent the disclosure of Confidential Information required by applicable law or regulation, or pursuant to a valid court order, or order of an authorized government agency. A Party required to make such disclosure shall give the other Party written notice of the proposed disclosure sufficiently in advance to permit the other Party to contest the order or seek appropriate confidentiality protections for the information.

(c)
Each Party acknowledges that the wrongful use or disclosure of the Confidential Information of the other Party may result in irreparable harm for which there will be no adequate remedy at law. In the event of a breach by a Party, or any of its officers, directors, employees or agents, of its or their obligations under Section 5(b) hereof, the non-breaching Party shall have the right to bring an appropriate legal action to enjoin such breach, and shall be entitled to recover from the breaching Party reasonable legal fees and costs in addition to other appropriate relief.

6.	Intellectual Property.

(a)
Title to all inventions and discoveries made by the Consultant resulting from the Services performed hereunder shall reside in and be the exclusive property of BSD; title to all inventions and discoveries made by the Company resulting from the Services performed hereunder shall reside in and be the exclusive property of BSD. Title to all inventions and discoveries made jointly by the Consultant and the Company resulting from the Services provided herein shall be owned by BSD.

(b)
Upon the reasonable request of the Company, the Consultant shall promptly take all reasonable actions, including the execution and delivery of all appropriate documents and instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any of the intellectual property described in Section 6(a) hereof.

7.	Nonsolicitation.

The Consultant agrees that, during the Term of this Agreement and for a period of six (6) months following the termination or expiration of this Agreement, the Consultant shall not make any solicitation to employ the Company’s personnel without the prior written consent of the Company, which consent may be withheld at the Company’s sole discretion. For purposes of this Section 7, a general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement, and the hiring of any employees of the Company who freely respond thereto shall not be a breach of this Section 7.

8.	Termination.

(a)
Either Party may terminate this Agreement, effective immediately upon written notice to the other Party, in the event that the other Party materially breaches this Agreement and such breach is incapable of cure or, with respect to a material breach capable of cure, the defaulting Party does not cure such breach within thirty (30) days after receipt of written notice of such breach.

(b)	The terms and conditions of this Section 8 and of Sections 5, 6, 7 and 10 hereof, shall survive the expiration or termination of this Agreement.

9.	Assignment.

Neither Party may assign this Agreement, or any rights hereunder, or delegate or subcontract any obligations under this Agreement, without the prior written consent of the other Party. Any attempted assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of and be binding upon and enforceable against each of the Parties hereto and their respective successors and permitted assigns.

10.	General Provisions.

(a)
All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be writing and shall be given by one or more of the following methods: (i) personal delivery; (ii) registered or certified mail, postage prepaid and return receipt requested; or (iii) nationally recognized overnight courier service. Notices shall be sent to the appropriate Party at its address given below (or at such other address as such Party shall specify by notice):

BSD	Wolcott
BSD Medical Corporation	Harold R. Wolcott
2188 West 2200 South	26 North 3175 East
Salt Lake City, Utah 84119	Layton, Utah 84040
Attn: President	Telephone: (801) 726-6878
Telephone: (801) 532-7777

Each notice shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) day after being sent by overnight courier (with charges prepaid), or (iii) three (3) days after being sent by certified or registered mail, return receipt requested andpostage prepaid.

(b)	The validity of this Agreement and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Utah, without giving effect to the choice of law rules thereof; provided, however, that if any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall, to such extent as it shall be deemed to be illegal, invalid or unenforceable under such law be deemed null and void, but this Agreement shall otherwise remain in full force and effect. The Parties specifically agree that any action to enforce any provision of this Agreement, or any right, remedy or other matter arising under this Agreement, will be brought exclusively in the state or federal courts located in Salt Lake County, State of Utah, and both the Company and Wolcott irrevocably submit to the exclusive jurisdiction of such courts and consent to the venue in and to the personal jurisdiction thereof.

(c)	Any modification or amendment of any provision of this Agreement must be in writing and bear the signature of a duly authorized representative of both Parties. The failure of any Party to enforce any right granted herein, or to require the performance by the other Party of any provision of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of this Agreement.
(d)	This Agreement, all attached exhibits and all other agreements referred to herein or to be delivered by the Parties pursuant hereto, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and merges all prior discussions between them in regard to such subject matter and supersedes and replaces any and every other agreement or understanding which may have existed between the Parties to the extent thatsuch agreement or understanding relates to providing the Services to BSD; provided that this Agreement shall not supersede or modify the Employment Agreement or the Letter Agreement.
(e)	This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.
(f)	This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(g)	The Consultant shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing such data, to any country in violation of any applicable export laws or regulations.

IN WITNESS WHEREOF, the Parties have executed and delivered this Consulting Agreement as of the Effective Date first set forth herein.

BSD MEDICAL CORPORATION

By /s/ Douglas P. Boyd 11/7/2014 .

Its Chairman of Comp Committee .

/s/ Harold R. Wolcott .
HAROLD R. WOLCOTT